Exhibit 99.1

Investor Contact:	Adam Hanan
(615) 443-9887
Media Contact:	Heidi Pearce
(615) 235-4135

CRACKER BARREL RESPONDS TO BIGLARI NOMINATIONS

LEBANON, Tenn., Aug. 19, 2024 -- Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) today confirmed that The Lion Fund II, L.P., an affiliate of Biglari Holdings Inc., both of which are controlled by Sardar Biglari, has announced its intent to nominate five candidates to stand for election to the Company's Board of Directors at the Company's 2024 Annual Meeting of Shareholders.

This marks the sixth time Biglari has nominated candidates for Board seats, the fourth time nominating himself, and the seventh proxy contest overall that Biglari has launched in the last 13 years. Each time, our shareholders have rejected Biglari's nominees and positions by significant and increasing margins.

The Cracker Barrel Board is composed of ten highly qualified directors, nine of whom are independent, and six of whom have been appointed in the last four years. In addition to the Board's demonstrated track record of leadership refreshment, Cracker Barrel remains committed to its publicly announced strategic transformation plans to increase brand relevancy, consistently deliver food and an experience guests love, and grow long-term sales and profitability. This plan is being led by our newly appointed CEO, Julie Masino, and has the full support of all of our independent directors, including the director whom the Board appointed as part of a 2022 settlement agreement with Biglari.

Although Cracker Barrel is disappointed that Biglari has chosen to launch another distracting and costly proxy contest, the Company's Nominating and Corporate Governance Committee will thoughtfully consider Biglari's nominations in keeping with its practices of good governance. The Board will present its formal recommendations to shareholders in due course.

Important Additional Information and Where to Find It

Cracker Barrel intends to file a preliminary and definitive proxy statement (the "Proxy Statement") and accompanying WHITE proxy card in connection with the solicitation of proxies for the 2024 annual meeting of Cracker Barrel shareholders (the "Annual Meeting"). INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "SEC") CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge in the Investors section of Cracker Barrel's corporate website at www.crackerbarrel.com.

Participants in the Solicitation

Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at the Annual Meeting. Information regarding the names of Cracker Barrel's directors and executive officers and certain other individuals and their respective interests in Cracker Barrel by security holdings or otherwise is set forth in the Annual Report on Form 10-K of Cracker Barrel for the fiscal year ended July 28, 2023, and Cracker Barrel's definitive proxy statement for the 2023 annual meeting of Cracker Barrel shareholders, filed with the SEC on October 6, 2023 (the "2023 Proxy Statement"). Please refer to the sections captioned "Executive Compensation," "Stock Ownership of Certain Beneficial Owners and Management" and "Board of Directors and Committees-Compensation of Directors" in the 2023 Proxy Statement. To the extent holdings of such participants in Cracker Barrel's securities have changed since the amounts described in the 2023 Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC: Form 4, filed by Thomas H. Barr, with the filings of Cracker Barrel on November 20, 2023; Form 4s, filed by Carl T. Berquist, with the filings of Cracker Barrel on November 20, 2023 and on July 9, 2024; Form 4, filed by Jody L. Bilney, with the filings of Cracker Barrel on November 20, 2023; Form 4, filed by Meg Crofton, with the filings of Cracker Barrel on November 20, 2023; Form 4, filed by Gilbert Raymond Davila, with the filings of Cracker Barrel on November 20, 2023; Form 4, filed by William W. Moreton, with the filings of Cracker Barrel on November 20, 2023; Form 4, filed by Gisel Ruiz, with the filings of Cracker Barrel on November 20, 2023; Form 4, filed by Darryl L. Wade, with the filings of Cracker Barrel on November 20, 2023; Form 3 and Form 4, filed by John W. Garratt, with the filings of Cracker Barrel on December 20, 2023; Form 4, filed by Bruce Hoffmeister, with the filings of Cracker Barrel on January 3, 2024; Form 4, filed by Jim Mark Spurgin, with the filings of Cracker Barrel on January 18, 2024; Form 3, filed by Brian T. Vaclavik, with the filings of Cracker Barrel on February 23, 2024; Form 3, filed by Edwards Christopher Bryant, with the filings of Cracker Barrel on June 13, 2024; Form 3 and Form 4, filed by Cheryl Janet Henry, with the filings of Cracker Barrel on June 20, 2024; Form 3, filed by Sarah O. Moore, with the filings of Cracker Barrel on July 23, 2024; and Form 4, filed by Julie D. Masino, with the filings of Cracker Barrel on August 8, 2024. Details regarding the nominees of Cracker Barrel's Board of Directors for election at the Annual Meeting will be included in the Proxy Statement when it becomes available

About Cracker Barrel Old Country Store®

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) is on a mission to bring craveable, delicious homestyle food and unique retail products to all guests while serving up memorable, distinctive experiences that make everyone feel welcome. Established in 1969 in Lebanon, Tenn., Cracker Barrel and its affiliates operate approximately 660 company-owned Cracker Barrel Old Country Store® locations in 44 states and own the fast-casual Maple Street Biscuit Company. For more information about the company, visit www.crackerbarrel.com.

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